SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Highland Funds I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

c/o Highland Capital Management, L.P.

Two Galleria Tower

13455 Noel Road, Suite 800

Dallas, Texas 75240

Telephone Number (including area code):

(972) 628-4100

Name and address of agent for service of process:

Mr. James D. Dondero

c/o Highland Capital Management, L.P.

Two Galleria Tower

13455 Noel Road, Suite 800

Dallas, Texas 75240

With copies of Notices and Communications to:

Mr. R. Joseph Dougherty

c/o Highland Capital Management, L.P.

Two Galleria Tower

13455 Noel Road, Suite 800

Dallas, Texas 75240

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

YES	☒	NO	[	]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, a trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Dallas and the state of Texas on the 14th day of March 2006.

Highland Funds I

(REGISTRANT)

		By:	/s/ R. JOSEPH DOUGHERTY
_____________________________
R. Joseph Dougherty
Trustee
Attest:	/s/ M. JASON BLACKBURN
_________________________
Name: M. Jason Blackburn
Title: Secretary